Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2022,  with respect to the consolidated financial statements of Cellebrite DI Ltd. and its subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 30, 2022